Exhibit 99.1

NeuroPace Secures Up to $75 Million in Debt Financing

Mountain View, Calif. – June 4, 2025 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today announced that the Company has entered into a new $75 million credit facility with MidCap Financial, consisting of a $60 million term loan and a $15 million revolving credit facility. Proceeds from the new term loan were used to fully repay NeuroPace’s term loan with CRG Partners IV, L.P., with proceeds of the new revolving credit facility available for working capital needs and other corporate purposes.

“We are pleased to partner with MidCap Financial on this new credit facility, which provides non-dilutive capital at favorable terms that reduce our cash interest expense and support the continued growth of our business,” said Joel Becker, Chief Executive Officer of NeuroPace. “The proceeds and improved structure provide us the financial strength and flexibility to continue expanding patient access to the RNS® System and to invest in key growth initiatives, including site-of-service expansion, new indications, direct-to-consumer programs, new product development and real-world evidence generation. We also want to thank CRG for their partnership and support over the past several years. They have been an excellent partner in the Company’s development.”

The Company’s new loan agreement includes a maturity date of five years for both the term loan and revolving credit facility. The annual interest rate is equal to SOFR subject to a floor of 2%, plus (1) 5.5% under the term loan and (2) 3.75% under the revolving loan.

Armentum Partners served as financial advisor to NeuroPace on the transaction. Additional detail regarding the foregoing financing is set forth in NeuroPace’s Current Report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

About MidCap Financial

MidCap Financial is a middle-market focused, specialty finance firm that provides senior debt solutions to companies across all industries. As of March 31, 2025, MidCap Financial provides administrative or other services for approximately $55 billion of commitments*. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc., pursuant to an investment management agreement. Apollo had assets under management of approximately $785 billion as of March 31, 2025, in credit, private equity and real assets funds.

For more information about MidCap Financial, please visit www.midcapfinancial.com.

For more information about Apollo, please visit www.apollo.com.

*	Including commitments managed by MidCap Financial Services Capital Management LLC, a registered investment adviser, as reported under Item 5.F on Part 1 of its Form ADV

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s expectations, forecasts and beliefs regarding the use of proceeds from the term loan and revolving credit facility with MidCap Financial. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:

Scott Schaper

Head of Investor Relations

sschaper@neuropace.com